Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SILVER DRAGON RESOURCES INC.

a Delaware corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

SILVER DRAGON RESOURCES INC., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law (the "Company"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment to the Company's certificate of incorporation, as amended, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article Fourth of the Company's certificate of incorporation, as amended, be deleted and replaced with the following text:

"FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Three Hundred Twenty Million (320,000,000) shares, of which Three Hundred Million (300,000,000) shares with a par value of $0.0001 per share are Common Stock and Twenty Million (20,000,000) shares with a par value of $0.0001 per share are Preferred Stock."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Company's stockholders approved and authorized the foregoing Certificate of Amendment.

THIRD: That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Company has caused this Certificate of Amendment to be signed by Marc Hazout, its duly authorized President and Chief Executive Officer this 23 rd day of September, 2011.

SILVER DRAGON RESOURCES INC.
a Delaware corporation

By: /s/ Marc Hazout
Marc Hazout
President and Chief Executive Officer